Exhibit 99.1

For Immediate Release

August 3, 2004

Remy International Announces Record Sales and Strong Second Quarter

2004 Operating Results

Anderson, Indiana, August 3, 2004/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company” and formerly Delco Remy International, Inc.), a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced record net sales from continuing operations of $295.6 million and Adjusted EBITDA of $34.2 million in the second quarter ended June 30, 2004. Net sales increased $23.4 million, or 8.6%, and Adjusted EBITDA increased $3.1 million, or 9.8%, compared with the second quarter of 2003. Operating income of $27.1 million in the second quarter of 2004 increased $0.8 million, or 3.1%, over the comparable period of 2003.

Second Quarter Highlights:

•	Net sales – second consecutive quarterly record.

•	Gross profit – at 19.5% is 150 basis points over 1st quarter 2004 and 80 basis points over 2nd quarter 2003.

•	Adjusted EBITDA – solid growth of 9.8% over the second quarter of 2003.

•	Cash flows from operating activities – $11.6 million improvement over 2nd quarter 2003, and $19.7 million improvement year to date.

•	Global business expansion:

•	OEM – awards for $20 million of annual new starter and alternator business, equating to $70 million of sales over the life of the contract.

•	Aftermarket – obtained $11 million of new independent distributor and OES business in Europe.

•	New products – awarded first major hybrid motor business, representing almost $100 million in sales over the life of the award.

•	Far East expansion – site selection completed for the formation of a Wholly Owned Foreign Enterprise in China.

•	Announced change in corporate name in connection with the Company’s 10 year anniversary.

Continued strong customer demand in the heavy-duty and industrial sectors, higher Automotive OEM volume from new alternator business awards and improved remanufactured transmission, diesel engine and parts volume all contributed to the year over year sales growth.

Savings resulting from the restructuring and other cost reduction actions taken in 2003, combined with strong sales growth, generated the significant year over year gross margin and Adjusted EBITDA improvements.

Commenting on the second quarter results, Thomas J. Snyder, President and CEO, stated, “We continued our momentum with another quarter of record sales. We continue to focus on further cost improvements while, at the same time, increasing our investment in product engineering and marketing initiatives.”

Net sales of $588.8 million in the first six months of 2004 were a first half record and increased $60.1 million, or 11.4%, over the comparable period in 2003. Adjusted EBITDA for the six months ended June 30, 2004 increased 16.9% to $65.2 million compared to last year’s first half and operating income of $51.2 million compares with an operating loss of $1.6 million in 2003. Included in operating income are restructuring charges of $1.8 million and $44.6 million that were recorded in the first six months of 2004 and 2003, respectively.

Cash used in operating activities improved $11.6 million year over year in the second quarter and $19.7 million in the first six months due to higher earnings, improved working capital performance and lower restructuring payments. The increase in debt from year end includes acquisition payments in the first half of the year totaling $19.3 million and financing costs totaling $11.5 million in connection with the Company’s refinancing actions. Subsequent to the end of the second quarter, the Company made net cash payments totaling $17.3 million to the former minority shareholders of our Mexican operations. This payment, coupled with acquisition payments of $19.3 million in the second quarter of 2004, completes the significant cash payments for prior acquisitions.

Recent Developments:

During the second quarter, the Company completed several major global expansion initiatives.

The Company’s Automotive OE group was awarded $20 million in annual new alternator and starter business. This award equates to over $70 million of sales over the life of the contract. Production for these new programs will commence in 2007.

The European Aftermarket operations obtained $11 million in new independent distributor and OES business.

The Company was also awarded its first major hybrid motor business, representing almost $100 million of sales over the life of the award.

Additionally during the second quarter, the Company completed site selection for the formation of a Wholly Owned Foreign Enterprise in China.

Effective August 1, 2004, and coinciding with the ten year anniversary of its separation from General Motors Corporation, the Company announced the change of its corporate name to Remy International, Inc. The Company will continue to market certain starters and heavy-duty alternators for original equipment and aftermarket customers under the Delco Remy trade mark and will add the Remy brand name to its portfolio for a variety of automotive products.

Future Outlook:

Commenting on the remainder of 2004, Snyder said, “The general economic and political uncertainty, and more specifically, the high commodity prices and the increased inventory levels in the light duty automotive business, indicate some weakening in the second half of the year. We believe that with the momentum in operational performance improvements our company has made in the first half of this year, we are solidly positioned to deliver the full year growth previously indicated.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Second Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Tuesday August 3 at 10:00 a.m. Eastern Daylight Time (9:00 a.m. Eastern Standard Time) to discuss additional details regarding the Company’s performance for the second quarter and the outlook for 2004. The call may be accessed by dialing 888-428-4469 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 740482.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products for automobiles, light-duty trucks, heavy-duty trucks and other heavy-duty off-road and industrial applications. Products include starter motors, alternators, engines, transmissions, torque converters and fuel systems. The Company also provides exchange services for used components, commonly known as cores, for remanufacturers. Remy International, Inc. was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Carol Mineart	765-778-6445
	Keri Webb	765-778-6602

Remy International Web Site: http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Six Months
IN THOUSANDS, For the period ended June 30,	2004	2003	2004	2003
Net sales	$295,578	$272,132	$588,765	$528,702
Cost of goods sold	237,944	221,116	478,411	434,255

Gross profit	57,634	51,016	110,354	94,447
Selling, general and administrative expenses	29,823	25,207	57,401	51,429
Restructuring charges (credits)	700	(485)	1,795	44,600

Operating income (loss)	27,111	26,294	51,158	(1,582)
Interest expense, net	25,153	16,772	41,355	30,888

Income (loss) from continuing operations before income taxes, minority interest and loss from unconsolidated joint ventures	1,958	9,522	9,803	(32,470)

Income tax (benefit) expense	(290)	4,904	1,147	10,164
Minority interest	822	972	1,370	759
Loss from unconsolidated joint ventures	314	5,012	768	5,727

Net income (loss) from continuing operations	1,112	(1,366)	6,518	(49,120)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	346	(640)	88	(4,387)
Gain on disposal of businesses, net of tax	107	—	215	2,417

Net income (loss) from discontinued operations, net of tax	453	(640)	303	(1,970)

Net income (loss)	1,565	(2,006)	6,821	(51,090)

Accretion for redemption of preferred stock	9,356	8,385	17,908	15,941

Net loss attributable to common stockholders	$(7,791)	$(10,391)	$(11,087)	$(67,031)

Adjusted EBITDA:
Operating income (loss)	$27,111	$26,294	$51,158	$(1,582)
Depreciation and amortization	6,382	5,320	12,294	12,800
Restructuring charges (credits)	700	(485)	1,795	44,600

Adjusted EBITDA	$34,193	$31,129	$65,247	$55,818

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	June 30 2004	December 31 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$23,184	$21,328
Trade accounts receivable, net	173,349	151,221
Inventories	237,319	214,764
Other current assets	26,361	28,921

Total current assets	460,213	416,234

Property, plant and equipment, net	135,235	135,746
Goodwill, net	138,073	132,571
Other assets	42,446	39,425

Total assets	$775,967	$723,976

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$180,656	$161,828
Accrued restructuring	5,260	10,826
Other liabilities and accrued expenses	123,098	133,222
Liabilities of discontinued operations	906	1,565
Current maturities of long-term debt	24,161	31,397

Total current liabilities	334,081	338,838

Long-term debt, net of current portion	647,301	593,103
Accrued restructuring	8,053	8,801
Other noncurrent liabilities	37,720	37,066

Minority interest	9,953	15,193
Redeemable preferred stock	324,877	306,969

Total stockholders’ deficit	(586,018)	(575,994)

Total liabilities and stockholders’ deficit	$775,967	$723,976

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the six months ended June 30,	2004	2003
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(11,087)	$(67,031)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from discontinued operations	(88)	4,387
Gain on disposal of discontinued operations	(215)	(2,417)
Depreciation and amortization	12,294	12,800
Non-cash interest expense	2,263	2,370
Debt extinguishment costs	7,939	—
Accretion for redemption of preferred stock	17,908	15,941
Restructuring charges	1,795	44,600
Cash payments for restructuring charges	(7,830)	(11,850)
Changes in net working capital, net of acquisitions and restructuring charges	(28,625)	(34,126)
Other, net	(2,857)	7,165

Net cash used in operating activities of continuing operations	(8,503)	(28,161)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(19,263)	(4,919)
Net proceeds on sale of businesses	216	27,876
Purchases of property, plant and equipment	(9,735)	(8,966)

Net cash (used in) provided by investing activities of continuing operations	(28,782)	13,991

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	275,000	4,545
Retirement of long-term debt	(200,000)	—
Net (repayments) borrowings under revolving line of credit and other	(23,253)	10,004
Financing costs	(11,491)	—
Distributions to minority interests	(1,010)	—

Net cash provided by financing activities of continuing operations	39,246	14,549

Effect of exchange rate changes on cash	190	273
Cash flows of discontinued operations	(295)	(2,940)

Net increase (decrease) in cash and cash equivalents	1,856	(2,288)
Cash and cash equivalents at beginning of year	21,328	12,426

Cash and cash equivalents at end of period	$23,184	$10,138